EXHIBIT 99.1

China Fire & Security Group, Inc. Announces Closing of Merger

BEIJING, November 4, 2011 (GLOBE NEWSWIRE) -- China Fire & Security Group, Inc. (the "Company") (Nasdaq:CFSG), a leading total solution provider of industrial fire protection systems in China, announced today the completion of the merger (the "Merger") contemplated by the previously announced Agreement and Plan of Merger, dated May 20, 2011 (the "Merger Agreement"), by and among the Company, Amber Parent Limited, an exempted company incorporated in the Cayman Islands (the "Parent"), an affiliate of funds managed by Bain Capital Partners, LLC (the "Bain Capital"), and Amber Mergerco, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (the "Merger Sub"). As a result of the Merger, the Company became a wholly-owned subsidiary of Parent.

Under the terms of the Merger Agreement, which was approved by the Company’s shareholders at the special meeting held on September 22, 2011, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the Merger was converted automatically into the right to receive $9.00 in cash without interest and less any applicable withholding taxes, except for shares beneficially owned by the Company, any subsidiary of the Company, Parent or Merger Sub, including shares contributed to Parent or Merger Sub by certain special purpose companies (the "Rollover Investors") related to Mr. Weigang Li, the Chairman of the Board of the Company, Mr. Brian Lin, the Chief Executive Officer of the Company, and Mr. Weishe Zhang, the Vice President of Strategic Planning of the Company, which were cancelled without receiving any consideration. Under the terms of the Rollover Agreement, by and among the Parent, the Merger Sub and the Rollover Investors, entered into concurrently with the execution of the Merger Agreement, the shares contributed to the Parent were exchanged immediately prior to the Merger for a certain equity interest in the Parent and the shares contributed to Merger Sub were exchanged for a per share amount equal to $9.00 per share, which will be paid after the Company’s shareholders generally receive their merger consideration. No shareholders have exercised appraisal rights. In addition, each outstanding stock option was canceled in exchange for a cash payment equal to the excess, if any, of $9.00 over the exercise price per share of such stock option less any required withholding taxes. Payment to holders of vested outstanding stock options was made as of the effective time of the Merger.  Payment to holders of unvested outstanding stock options will be made on the dates such unvested stock options would have vested (subject to the same conditions on vesting as applied to the unvested stock options immediately prior to the completion of the Merger if such unvested stock options had not been cancelled as of the effective time of the Merger) without any crediting of interest for the period from the completion of the Merger until the date of such payment. Each outstanding share of restricted stock was converted into the right to receive, on the date such share of restricted stock would have vested (subject to the same conditions on vesting as applied to each share of restricted stock immediately prior to the completion of the Merger if such share of restricted stock had not been converted as of the effective time of the Merger), an amount in cash equal to $9.00 less any required withholding taxes and without any crediting of interest for the period from the effective time of the Merger until vesting.

Shareholders of record will receive a letter of transmittal and instructions on how to surrender their share certificates in exchange for the merger consideration. Shareholders should wait to receive the letter of transmittal before surrendering their share certificates.

The Company also announced today that it requested that trading of its common stock on The NASDAQ Capital Market (the “NASDAQ”) be suspended. The Company requested the NASDAQ to file a delisting application on Form 25 with the SEC to delist and deregister its common stock. The Company intends to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended, by promptly filing Form 15 with the U.S. Securities and Exchange Commission (the "SEC”). The Company's obligations to file with the SEC certain reports and forms, including Form 10-K, Form 10-Q and Form 8-K, will be suspended immediately as of the filing date of the Form 15 and will cease as of the effective date of the Form 15.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, the Company is engaged primarily in the design, manufacturing, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. The Company owns a comprehensive portfolio of patents covering fire detection, system control and fire extinguishing technologies, and via its nationwide direct sales force, has built a solid client base including major companies in iron and steel, power, petrochemical and transportation industries throughout China. For more information about the Company, please go to http://www.chinafiresecurity.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects" or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of additional risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the SEC, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.

CONTACT:	China Fire & Security Group, Inc. Bin Gu, Investor Relations Tel: +86-10-8441-7400 Email: ir@chinafiresecurity.com